Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

Digerati Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common	Fee Calculation		$10.00	$71,080,810	0.00011020	$7,833.11
Fees Previously Paid	--	--	--	--	--	--		--
Carry Forward Securities
Carry Forward Securities	--	--	--	--		--	--		--	--	--	--
	Total Offering Amounts					$71,080,810		$7,833.11
	Total Fees Previously Paid							--
	Total Fee Offsets							--
	Net Fee Due							$7,833.11

(1)

In accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the maximum number of securities of Digerati Technologies, Inc. (the “Company”) to which this transaction applies is estimated, as of May 2, 2023, to be 437,867,606 shares of the Company’s common stock (the “Digerati Common Stock”) which will be exchangeable for shares of New Digerati Common Stock (as defined in the proxy statement) at the closing of the Business Combination (as defined in the proxy statement). This 432,867,606 includes 157,619,801 shares outstanding plus an estimated 275,247,805 shares issuable within 60 days of the date of this proxy statement including in connection with the closing of the Business Combination: (i) 110,658 shares issuable to the holders of the Company’s Series A Convertible Preferred Stock; (ii) 10,000,000 shares issuable to the holders of options; (iii) 3,358,147 shares issuable to the minority owners of T3 Nevada (as defined in the proxy statement); (iv) 76,717,853 shares issuable to the holders of the Company’s Series B Convertible Preferred Stock; (v) 93,766,265 shares issuable to the holders of the Company’s Series C Convertible Preferred Stock; and (vi) 89,794,883 shares issuable to the holder of the Post Road Warrant (as defined in the proxy statement).

Immediately following the closing of the Business Combination, it is estimated that the amount of shares of New Digerati Common Stock issued and outstanding will be 10,628,603 in the “no redemption” scenario, and 9,037,206 in the “maximum redemption” scenario.

(2)	In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of May 2, 2023, based on the value of the securities to be transferred to the Company security holders at the closing of the Business Combination.

(3)	In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction in note (2) above by 0.00011020.